Exhibit 99.7

COLONY FINANCIAL, INC.

Pro forma consolidated statements of operations for the six months ended June 30, 2010 and for the period from June 23, 2009 (Date of Inception) to December 31, 2009 (unaudited)

COLONY FINANCIAL, INC.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Six Months Ended June 30, 2010
		Pro Forma
	As Reported	Adjustments		Adjusted
Income
Equity in income of unconsolidated joint ventures	$9,238	$1,661	(a)	$10,899
Interest income	624			624

Total income	9,862	1,661		11,523

Expenses
Base management fees	1,459	210	(b)	1,669
Investment expenses	280			280
Administrative expenses	1,814			1,814
Administrative expenses reimbursed to affiliate	570			570

Total expenses	4,123	210		4,333

Foreign exchange loss, net of gain on foreign currency hedge of $66	(52)			(52)

Net income	5,687	1,451		7,138
Net income attributable to noncontrolling interest	7			7

Net income attributable to common stockholders	$5,680	$1,451		$7,131

Net income per share:
Basic	$0.39			$0.49

Diluted	$0.38			$0.48

Weighted average number of common shares outstanding:
Basic	14,625,000			14,625,000

Diluted	14,912,500			14,912,500

See notes to unaudited pro forma consolidated financial statements.

COLONY FINANCIAL, INC.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Period from June 23, 2009 (Date of Inception) to December 31, 2009
		Pro Forma
	As Reported	Adjustments		Adjusted
Income
Equity in income of unconsolidated joint ventures	$663	$2,393	(a)	$3,056
Interest income	428			428

Total income	1,091	2,393		3,484

Expenses
Base management fees	196	198	(b)	394
Investment expenses	175			175
Administrative expenses	816			816
Administrative expenses reimbursed to affiliate	302			302

Total expenses	1,489	198		1,687

Net (loss) income	(398)	2,195		1,797
Net income attributable to noncontrolling interest	2			2

Net (loss) income attributable to common stockholders	$(400)	$2,195		$1,795

Net (loss) income per share:
Basic	$(0.06)			$0.26

Diluted	$(0.06)			$0.25	(c)

Weighted average number of common shares outstanding:
Basic	6,963,000			6,963,000

Diluted	6,963,000			7,099,000	(c)

See notes to unaudited pro forma consolidated financial statements.

COLONY FINANCIAL, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1.	Pro Forma Adjustments

After the close of business on June 30, 2010, ColFin FRB Investor, LLC (“FRB Investor”), an unconsolidated joint venture in which Colony Financial, Inc. (the “Company”) held a 5.91% ownership interest, completed its previously announced acquisition of a 21.8% interest in First Republic Bank from Merrill Lynch Bank & Trust Company, a subsidiary of Bank of America Corporation.

The unaudited pro forma consolidated statements of operations give effect to the acquisition of an approximate 1.3% indirect interest in First Republic Bank on June 30, 2010. The pro forma statements of operations for the six months ended June 30, 2010 and period from June 23, 2009 (date of inception) to December 31, 2009 include adjustments to reflect the acquisition as if it had occurred at the beginning of the period. The following adjustments are included:

(a)	Represents recognition of the Company’s share of First Republic Bank’s net income for the period.

(b)	Represents additional base management fee the Company would have incurred for the period.

(c)	Reflects the dilutive effect of common stock issuable to the Company’s Manager for reimbursement of underwriting discounts and commissions. Such shares were excluded in the historical diluted weighted average shares as the effect of their inclusion would have been antidilutive due to the reported net loss for the period from June 23, 2009 (date of inception) to December 31, 2009.